Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi	Jean Mantuano
	Investor Relations	Corporate Communications (media)
	Phone: 609-430-2880, x2216	Phone: 609-430-2880, x2221

Medarex Announces the Appointment of Mr. Howard H. Pien as President
 and Chief Executive Officer and Member of the Medarex Board of Directors

Princeton, N.J., May 16, 2007 — Medarex, Inc. (NASDAQ: MEDX) today announced that Howard H. Pien will join the company as President and Chief Executive Officer and member of the Medarex Board of Directors effective June 14, 2007.  Mr. Pien will succeed Irwin Lerner who has served as the Company’s Interim President and Chief Executive Officer since November 2006.  Mr. Lerner will continue in his role as Chairman of the Board of Medarex.

“We are thoroughly delighted to have Howard join Medarex as our Chief Executive,” commented Mr. Lerner.  “No one could be more qualified to lead our company to the next level of its development.  Howard has broad and deep biopharmaceutical industry expertise, encompassing general management, finance, commercial and manufacturing operations, deal-making and partnerships—an impressive background which blends perfectly with the Medarex business profile.”

“I am delighted to join Medarex at this time and honored to work with its top-notch team,” said Mr. Pien.  “I believe that Medarex is a well-respected company in the industry and that the potential opportunities ahead for the company are nearly boundless.  I look forward to being a part of the company as it continues to grow and strengthen its position in the field of antibody therapeutics.”

Mr. Pien brings to Medarex more than 20 years of industry experience.  He was most recently President and Chief Executive Officer of Chiron Corporation until April 2006 when it was acquired by Novartis.  He joined Chiron from GlaxoSmithKline, where he served as President of the International Pharmaceuticals business.  Previous to that, Mr. Pien held the position of

President, Pharmaceuticals for SmithKline Beecham.  He also previously worked at Abbott Laboratories and at Merck & Co. where he held positions in sales, market research, licensing and product management.  Mr. Pien earned a B.S. from the Massachusetts Institute of Technology in 1979 and an M.B.A. from Carnegie-Mellon University in 1981.

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. More than 30 of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with six of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

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